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                                                                    EXHIBIT 99.1

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Press Release


Contact: Craig M. Gentner                               Anne Smith
         Chief Financial Officer                        Public Relations Manager
         Redback Networks                               Redback Networks
         (408) 543-2100                                 (408) 543-2100
         investor_relations@redback.com                 asmith@redback.com


            REDBACK NETWORKS INC. completes merger with siara systems
                      and announces TWO-FOR-ONE STOCK SPLIT

SUNNYVALE, Calif., March 8, 2000 - Redback Networks, Inc., (NASDAQ: RBAK), a leading provider of advanced networking solutions, today announced that it has completed its merger with Siara Systems of Mountain View, California, in a transaction valued at $4.3 billion.

The merged company retains the name of Redback Networks, and global headquarters remain in Northern California. The company will retain Siara's Vancouver, B.C.-based software development facility as a second research and development center.

Dennis Barsema will remain chief executive officer of Redback, while Vivek Ragavan will become the Company's president and chief operating officer. Craig Gentner continues as Redback's senior vice president of finance and chief financial officer.

The Company also announced that its Board of Directors has approved a two-for-one split of the Company's outstanding shares of common stock. The stock split will be effected in the form of a stock dividend and will entitle each stockholder of record at the close of business on March 20, 2000 to receive one share for every outstanding share of common stock held on the record date. The stock dividend will be distributed on April 3, 2000. Redback Networks Common Stock will begin trading on a split-adjusted basis on April 4, 2000.

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About Redback Networks, Inc.
Founded in 1996 and headquartered in Sunnyvale, Calif., Redback Networks, Inc., is a leading provider of advanced networking solutions that enable carriers, cable operators, and service providers to rapidly deploy broadband access and services. The company's market-leading Subscriber Management Systems(TM) (SMSs) connect and manage large numbers of subscribers using any of the major broadband access technologies such as Digital Subscriber Line (DSL), cable, and wireless. To deliver integrated transport solutions for metropolitan optical networks, Redback's SmartEdge(TM) multi-service platforms leverage powerful advances in application-specific integrated circuit (ASIC), IP, and optical technology. With this product portfolio, Redback Networks is the first equipment supplier focused exclusively on developing integrated solutions for the New Access Network.

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Redback, Subscriber Management System, and SmartEdge are trademarks of Redback
Networks, Inc. Other trademarks, service marks, and trade names belong to their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Redback Networks' expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based upon information available to Redback Networks as of the date hereof, and Redback Networks assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Redback Networks' business are set forth in the documents filed by Redback Networks with the Securities and Exchange Commission, specifically the most recent report on Form 10-K, and the other reports filed from time to time with the Securities and Exchange Commission.